ORGANITECH USA, INC. COMPLEETS
                PRIVATE PLACEMENT AND CONFIRMS GUIDANCE FOR 2005


YOQNEAM, ISRAEL. FEBRUARY 23RD, 2005 - ORGANITECH USA, INC. (OTCBB: ORGT) THE US-ISRAELI AGROTECHNOLOGY COMPANY, IS PLEASED TO ANNOUNCE THAT IT HAS FINALIZED A US $ 550.000 PRIVATE PLACEMENT CONDUCTED BY CLAL FINANCE LTD (UNDERWRITING). THE PROCEEDS WILL HELP THE COMPANY TO MANAGE ITS FAST OPERATIONAL GROWTH, RESULTING FROM INCREASED ORDER IN FLOW LATE 2004 AND EARLY 2005.

The structure of the investment was a "PIPE" (Private Investment into a Public Entity) of $ 550,000 for 2,200,000 shares of common stock at $0.25 per share, and options as follows: 1,100,000 options type A valid within 360 days from the closing date (or 3 months from the registration of the above mentioned shares, the latest) for an exercise price of $0.75. 1,100,000 options type B valid within 540 days from the closing date (or 3 months from the registration of the above mentioned shares, the latest) for an exercise price of $1.00 or, in the last 30 days of the options, at 10% discount from the quoted price. The company is obligated to do its best efforts to register the shares within reasonable time. The use of the investment proceeds is for general corporate purposes, working capital, further developing and commercializing of the GrowTech systems.

CEO, Lior Hessel: "The investment will support the fast growth of the company and lays a comfortable financial foundation to achieve our ambitious guidance for the year 2005, revenues of $ 2, 5 Million for 2005, positive cash flows and increasing profitability.

ABOUT ORGANITECH USA, INC.: OrganiTech USA, Inc., through its wholly-owned Israel based subsidiary, OrganiTech Ltd., is developing technologies designed to cost effectively and completely automate the method by which various foods, plants, and extracts are cultivated. For more information, please visit the Company's official web site at www.organitech.com.

SAFE HARBOR STATEMENT: Except for the historical and present factual information contained herein, the matters set forth in this press release including statement as the expected benefits of the products and other statements identified by words such as "expects," "projects," "plans," "anticipates" and similar expressions are forward looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements related to the ability to develop and/or commercialize the GrowTech(TM) 2000 system, are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits cannot be fully realized and other risk factors related to our industry, as detailed from time to time in OrganiTech USA, Inc.'s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001 and Forms 10-Q. OrganiTech USA and OrganiTech Ltd. disclaim any responsibility to update these forward-looking statements.

For further information please contact:

LIOR HESSEL (CEO)          RAIMUND GABRIEL           NOAM YELLIN
ORGANITECH LIMITED,        MC Services AG            Financial Communication
PO Box 700,                Theresienstrasse 6-8
Yoqneam, 20692, Israel     D-80333 Munich, Germany
Tel: ++972-4-9590515       Tel: ++49-89-210228-0     Tel: ++972-3-6954333
Fax: ++972-4-9590514       Fax:++49-89-210228-88     Mobile:++ 972-54-4246720

liorh@organitech.com       gabriel@mc-services. de   nyellin@bezeqint.net